Exhibit 11

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 17, 2015

John Hancock Funds III

601 Congress Street

Boston, MA 02210

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by John Hancock Funds III (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the John Hancock Strategic Growth Fund series of the Trust (the “Acquiring Fund”) of all the assets and substantially all the liabilities of the John Hancock Select Growth Fund series of the Trust (the “Target Fund”), and the issuance of Class A, Class C, Class I, Class R2, Class R4 and Class R6 shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of an Agreement and Plan of Reorganization by and between the Acquiring Fund and the Target Fund (the “Agreement and Plan of Reorganization”).

We are familiar with the actions taken by the trustees of the Trust to authorize the issuance of Shares of the Acquiring Fund. We have examined the Trust’s Second Amended and Restated Declaration of Trust, dated August 12, 2005, as amended, on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), the Trust’s By-laws, dated June 9, 2005, as amended, the Trust’s records of Trustee action, the Agreement and Plan of Reorganization and such other documents, receipts and records as we have deemed necessary for purposes of this opinion.

We have assumed, for the purpose of this opinion, that the Agreement and Plan of Reorganization has been duly authorized and when executed and delivered by each party thereto will constitute a legal, valid and binding obligation of the Acquiring Fund and the Target Fund.

We have made such examination of Massachusetts law as we have deemed relevant for the purpose of this opinion.  We express no opinion as to the effect of laws, rules and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts and the United States of America.  Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including The Commonwealth of Massachusetts.

Based on and subject to the foregoing, we are of the opinion that the beneficial interest of the Acquiring Fund is divided into an unlimited number of shares, and that, when the Shares are issued in accordance with the Agreement and Plan of Reorganization and sold as of the closing date on the terms described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.”  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.  However, the Declaration of Trust disclaims shareholder personal liability in connection with Trust property or the acts, obligations or affairs of the Trust or any series of the Trust and permits notice of such disclaimer to be given in every written obligation, contract, instrument, certificate, share, other security of the Trust or a series thereof or other undertaking made or issued by or on behalf of the Trust or its trustees relating to the Trust or any series of the Trust.  The Declaration of Trust provides for indemnification out of the property of a particular series of shares for all loss and expense of any shareholder of that series held personally liable solely by reason of his or her being or having been a shareholder of that series.  Thus, the risk of a shareholder incurring financial loss on account of being such a shareholder is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

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